                                                                EXHIBIT 99(A)(6)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares or Rights. The Offer is made solely by the Offer to Purchase dated November 3, 1995, and the related Letter of Transmittal, and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares or Rights in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisditions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by CS First Boston Corporation or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     Notice of Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                       (Including the Associated Rights)
                                      of

                             CBI Industries, Inc.

                                      at
                             $32.00 Net Per Share
                                      by

                             PX Acquisition Corp.
                         a Wholly Owned Subsidiary of

                                 Praxair, Inc.

       PX Acquisition Corp., a Delaware corporation (the "Purchaser"), which is a wholly owned subsidiary of Praxair, lnc., a Delaware corporation ("Praxair"), hereby offers to purchase all outstanding shares of Common Stock, par value $2.50 per share (the "Shares"), of CBI Industries, Inc., a Delaware corporation (the "Company"), together with (unless and until the Purchaser declares that the Rights Condition (as defined in the Offer to Purchase) is satisfied) the associated rights (the "Rights") issued pursuant to the Rights Agreement, dated as of March 4, 1986, as amended (the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent"), at a price of $32.00 per Share (and associated Right), net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 3, 1995 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). All references herein to "Rights" shall include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement and, unless the context otherwise requires, all references herein to "Shares" shall include the associated Rights. Unless the Rights Condition is satisfied, stockholders will be required to tender two-thirds (2/3) of a Right (subject to adjustment) for each Share tendered in order to effect a valid tender of Shares in accordance with the procedures set forth in Section 2 of the Offer to Purchase. Accordingly, stockholders who sell their Rights separately from their Shares and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for a valid tender of Shares. Unless the Distribution Date (as defined in the Offer to Purchase) occurs, a tender of Shares will also constitute a tender of the associated Rights.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON MONDAY, DECEMBER 4, 1995, UNLESS THE OFFER IS EXTENDED.



       The purpose of the Offer is to enable the Purchaser, if it is not able to effect the Proposed Merger (as defined in the Offer to Purchase), to acquire control of, and the entire equity interest in, the Company. The Offer is intended to facilitate the acquisition of all the Shares. If the Offer is consummated, then as soon as practicable thereafter, the Purchaser will seek to consummate a merger between the Company and the Purchaser or another direct or indirect wholly owned subsidiary of Praxair (the "Second Step Cash Merger"). The purpose of the Second Step Cash Merger is to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. Pursuant to the Second Step Cash Merger, each then outstanding Share (other than Shares owned by the Purchaser or Praxair or any of their subsidiaries, Shares held in the treasury of the Company and Shares owned by stockholders who perfect dissenters" rights under the Delaware General Corporation Law (the ODGCLO)) would be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer. Praxair intends to continue to seek to negotiate with the Company with respect to the Proposed Merger. The Purchaser reserves the right to amend or terminate the Offer if such negotiations result in a merger agreement with the Company.

       The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the Expiration Date (as defined below) that number of Shares that would represent at least a majority of all outstanding Shares on a fully diluted basis on the date of purchase, (ii) the Rights having been redeemed by the Board of Directors of the Company or the Purchaser being satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Second Step Cash Merger, (iii) the Purchaser being satisfied, in its sole discretion, that after consummation of the Offer, the restrictions contained in Section 203 of the DGCL will not apply to the Second Step Cash Merger, (iv) the Purchaser being satisfied, in its sole discretion, that no supermajority vote will be required by Articles Tenth or Fifteenth of the Company's Restated Certificate of Incorporation, as amended, to approve the Second Step Cash Merger or that after consummation of the Offer that the Purchaser will otherwise possess sufficient voting power to effect the Second Step Cash Merger without the affirmative vote of any person other than the Purchaser and (v) the Purchaser being satisfied, in its sole discretion, that the Purchaser has obtained sufficient financing to enable it to consummate the Offer and the Second Step Cash Merger. See Sections 1, 14 and 15 of the Offer to Purchase.

       The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, December 4, 1995, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration
Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

       For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to The Bank of New York (the "Depositary") of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

       In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of
(a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares and, if the Distribution Date occurs, certificates for (or a timely Book-Entry Confirmation, if available, with respect to) the associated Rights (unless the Purchaser elects to make payment for such Shares pending receipt of the certificates for, or a Book-Entry Confirmation, if available, with respect to, such Rights as described in Section 2 of the Offer to Purchase), (b) a Letter of Transmittal (or a manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

       Except as otherwise provided in Section 3 of the Offer to Purchase, tenders of Shares and Rights are irrevocable. Shares and Rights tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth in the Offer to Purchase at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after January 1, 1996. Shares or Rights may not be withdrawn unless the associated Rights or Shares, as the case may be, are also withdrawn. A withdrawal of Shares or Rights will also constitute a withdrawal of the associated Rights or Shares, as the case may be.

       For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares and the Rights to be withdrawn, the number of Shares and Rights to be withdrawn and the name of the registered holder of the Shares and the Rights to be withdrawn, if different from the name of the person who tendered the Shares and the Rights. If certificates for Shares or Rights have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares or Rights have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares or Rights have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares and Rights may not be rescinded, and any Shares and Rights properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares and Rights may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Date.

       All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Praxair, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

       Subject to the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser reserves the right, in its sole discretion, at any time or from time to time, and regardless of whether or not any of the events set forth in Section 14 of the Offer to Purchase shall have occurred, (a) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary.

       The information required to be disclosed by paragraph (e)(l)(vii) of Rule 14d-6 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is incorporated herein by reference.

       Requests are being made to the Company pursuant to 14d-5 of the Exchange Act and Section 220 of the DGCL for the use of the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and the other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares, by the Purchaser following receipt of such lists or listings from the Company or by the Company if the Company so elects.

       The Offer to Purchase and the Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer.

       Questions and requests for assistance, or for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other Offer documents may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Holders of Shares may also contact brokers, dealers, commercial banks and trust companies or other nominees for assistance concerning the Offer. Copies of the foregoing will be furnished at the Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons other than the Dealer Manager and the Information Agent for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                              MORROW & CO., INC.

                         909 Third Avenue, 20th Floor
                           New York, New York 10022
                                (212) 754-8000
                           Toll Free (800) 566-9061

                    Banks and Brokerage Firms please call:
                                (800) 662-5200

                     The Dealer Manager for the Offer is:

                                CS First Boston

                               Park Avenue Plaza
                              55 East 52nd Street
                           New York, New York 10055
                      Toll Free Telephone: (800) 227-4117



November 3, 1995